UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2009

TARGACEPT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51173	56-2020050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East First Street, Suite 300 Winston-Salem, North Carolina		27101
(Address of principal executive offices)		(Zip Code)

(336) 480–2100

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 18, 2009, the Board of Directors (the “Board”) of Targacept, Inc. (the “Company”) approved, conditioned on the approval of the stockholders of the Company, an amendment to the Targacept, Inc. 2006 Stock Incentive Plan, as amended and restated through November 28, 2007 (the “Plan”), to increase both the aggregate number of shares of the Company’s common stock issuable under the Plan and the maximum number of shares that may be issued pursuant to incentive stock options granted under the Plan by 2,920,000 shares (the “Amendment”), in each case subject to adjustments as described in the Plan. On June 10, 2009, the Company’s stockholders approved the Amendment at the Company’s 2009 annual meeting of stockholders.

The Plan, as amended by the Amendment, is referred to in this report as the “Amended Plan.” The maximum number of shares that may be issued pursuant to: (1) awards granted under the Amended Plan may not exceed the sum of (a) 5,620,000 shares, plus (b) no more than 30,968 shares remaining available for issuance as of the effective date of the Amended Plan under the Targacept, Inc. 2000 Equity Incentive Plan, as amended and restated, or any other prior plan established by the Company (each, a “Prior Plan”), plus (c) no more than 1,631,110 shares if and to the extent that any of such shares are subject to a Prior Plan award that is forfeited, cancelled, terminated, expires or lapses for any reason without the issuance of shares; and (2) incentive stock options granted under the Amended Plan is 7,282,078 shares (or such lesser number of shares as may be issuable under the Amended Plan). The number of shares reserved for issuance under the Amended Plan and the terms of awards may be adjusted in the event of certain adjustments in the capital structure of the Company or an affiliate (for instance, due to a merger, stock split, stock dividend or similar event).

The Amended Plan is administered by the Compensation Committee of the Board, unless the Board elects to administer the Amended Plan in whole or in part. The Board and the Compensation Committee are referred to in this report collectively as the “Administrator.” The Administrator has authority to take any action with respect to the Amended Plan, including the discretion to determine what effect, if any, a change in control (as defined in the Amended Plan) may have on awards. In certain circumstances, the Administrator may delegate to one or more of the Company’s officers the authority to grant awards and take certain related actions (subject to certain restrictions). However, only the Board has authority to grant discretionary awards to non-employee directors.

Awards that may be granted under the Amended Plan include: (a) stock options in the form of incentive stock options and nonqualified stock options; (b) stock appreciation rights; (c) restricted awards in the form of restricted stock awards and restricted stock units; (d) performance awards in the form of performance shares and performance units; (e) phantom stock awards; (f) formulaic nonqualified stock options for non-employee directors; and (g) dividend equivalent awards. As of the date of this report, the Company has only granted stock options under the Amended Plan. No awards may be granted under the Amended Plan after April 9, 2016, and awards that are outstanding as of that date (or any earlier termination date for the Plan established by the Board) will continue in accordance with their terms, unless otherwise provided in the Plan or an award agreement.

The Amended Plan may be amended, altered or terminated at any time by the Board, except to the extent stockholder approval is required by applicable law, rule or regulation. Except for anti-dilution adjustments, the exercise price for any outstanding option may not be decreased after the date of grant, nor may any outstanding option granted under the Amended Plan be surrendered to the Company as consideration for the grant of a new option with a lower exercise price than the original option, without stockholder approval. In addition, the Administrator may amend, alter or terminate any award, although no such action may be taken without the recipient’s consent if the recipient’s rights with respect to the award would be materially adversely affected. The Administrator may also cause any award to be canceled in consideration of an alternative award or cash payment of an equivalent cash value (as determined by the Administrator).

The foregoing brief description of the terms of the Amended Plan is qualified by reference to the entire Amended Plan, which is Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Targacept, Inc. 2006 Stock Incentive Plan, as amended and restated through November 28, 2007 and further amended effective June 10, 2009 (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement for its 2009 annual meeting of stockholders filed on Schedule 14A with the Securities and Exchange Commission on April 23, 2009)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGACEPT, INC.

Date: June 16, 2009	/s/ Alan A. Musso
Alan A. Musso
Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Targacept, Inc. 2006 Stock Incentive Plan, as amended and restated through November 28, 2007 and further amended effective June 10, 2009 (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement for its 2009 annual meeting of stockholders filed on Schedule 14A with the Securities and Exchange Commission on April 23, 2009)*

*	Denotes management compensation plan or contract